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A Better Way for Say-on-Pay

Nov. 16, 2009, 12:51 p.m.

By Edward J. Durkin and Brad Smith

Special to Roll Call

The near-collapse of financial markets a year ago and the resulting economic crisis underscore the importance of corporate governance policies that encourage wise stewardship of company resources and shareholders’ investments.

As the White House, Congress and the business community focus on rebuilding the economy and restoring confidence in markets, corporate leaders and boards of directors have a responsibility to maintain and strengthen corporate governance policies that provide incentives for responsible corporate management, ensure accountability, and optimize value for shareholders.

At Microsoft’s annual shareholder meeting on Nov. 19, more than 3 million stockholders will have the opportunity to cast an advisory vote on compensation programs for senior Microsoft executives. This will be the first time that Microsoft shareholders have a chance to weigh in on the compensation of the company’s top leaders.

This say-on-pay policy grew out of a dialogue among Microsoft, corporate governance advocates, other companies and a number of Microsoft shareholders, including the United Brotherhood of Carpenters and Joiners of America. The UBC — which manages $40 billion in retirement funds for 550,000 members who work in construction and related industries in the U.S. and Canada — has long been a leader in advocating for corporate governance and executive compensation mechanisms and reforms that encourage a long-term approach to corporate management and building shareholder value.

A key aspect of Microsoft’s say-on-pay policy — holding shareholder votes once every three years — was drawn from a proposal put forth by the UBC.

While others have advocated for an annual say-on-pay vote, Microsoft and the UBC share the view that a three-year cycle is a better way of assuring that shareholders have a more effective voice on executive compensation for a number of reasons:

• Executive compensation programs are designed to reward performance over a multi-year period. It makes sense to have say-on-pay votes occur over a similar time frame and correlate with longer-term business planning cycles.

• A three-year cycle gives shareholders and proxy advisory firms sufficient time to evaluate the effectiveness of both short-term and long-term compensation strategies and related business outcomes.

• Reducing the frequency of say-on-pay votes will improve the ability of institutional funds to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of workers who are plan participants and mutual fund investors.

• A triennial vote gives the board of directors time to thoughtfully respond to shareholders’ sentiments and implement any necessary changes.

• Other mechanisms, such as requirements for shareholder approval of employee stock plans and other compensation-related matters, allow investors to provide input on an ongoing basis, including in years when say-on-pay votes do not occur.

For Microsoft, the decision to implement a triennial say-on-pay plan was informed by discussions with stakeholders and a commitment to strengthening corporate governance policies. As Congress, federal regulators, and President Barack Obama consider say-on-pay and other financial reform legislation, we advocate giving companies the flexibility to adopt governance policies that suit their particular circumstances and the needs of their shareholders.

In the end, business leaders, shareholders and government policymakers share a common goal — the long-term success of America’s private sector, a stable and growing economy, and job growth. Strong corporate governance is essential — as is flexibility in how that governance is implemented.

Edward J. Durkin is director of the corporate affairs department at the United Brotherhood of Carpenters and Joiners of America. Brad Smith is general counsel and corporate secretary of the Microsoft Corporation.